The Doney Law Firm Securities & Corporate Law	Scott P. Doney, Esq. 3651 Lindell Rd Ste D121 Las Vegas, NV 89103 702.982.5686 scott@doneylawfirm.com

October 9, 2026

Stewards, Inc.

4300 N. University Drive, Suite D-105

Lauderhill, Florida 33351

Re: Registration Statement on Form S-8 — Stewards, Inc. 2024 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as Nevada counsel to Stewards, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 20,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), issuable under the Stewards, Inc. 2024 Equity Incentive Plan (formerly the Favo Capital, Inc. 2024 Incentive Plan) (the “Plan”).

In rendering this opinion, we have examined:

  The Company’s Amended and Restated Articles of Incorporation, as amended to date, certified by the Nevada Secretary of State, and the Company’s Amended and Restated Bylaws, as amended to date.
  The Plan, as adopted by the Board of Directors and approved by the stockholders in August 2024.
  Resolutions of the Board of Directors adopting the Plan, authorizing issuance of the Shares, and authorizing the filing of the Registration Statement, and evidence of stockholder approval of the Plan.
  The Registration Statement.
  A certificate of an officer of the Company as to certain factual matters, including the number of shares of common stock authorized, issued, and outstanding, and the number of shares reserved for issuance under the Plan.
  Such other documents, corporate records, and matters of law as we have deemed necessary or appropriate.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted as originals, the conformity to original documents of documents submitted as copies, and the accuracy and completeness of the corporate records and officer certificates supplied to us. We have also assumed that, at the time of each issuance of Shares:

(a) the Company will have a sufficient number of authorized but unissued shares of common stock reserved for issuance under the Plan;

(b) the Board of Directors, or a committee or officer acting within authority duly delegated under the Plan and Nevada law, will have duly authorized the award and the issuance;

(c) the Shares will be issued in accordance with the Plan and a written or electronic award agreement for consideration permitted by the Plan and by Sections 78.195 and 78.211 of the Nevada Revised Statutes, and not less than par value; and

(d) the Registration Statement will be effective under the Securities Act.

Our opinion is limited to the laws of the State of Nevada. We express no opinion as to the federal securities laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the Plan and the applicable award agreement against receipt of the consideration provided for in the Plan and that award agreement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

The Doney Law Firm

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Scott P. Doney, Esq.